THOMAS WEISEL PARTNERS COMPLETES ACQUISITION OF WESTWIND PARTNERS –
ANNOUNCES APPOINTMENT OF WESTWIND CEO AS PRESIDENT OF TWP AND ANNOUNCES
SELECTED PRELIMINARY FOURTH QUARTER 2007 RESULTS

San Francisco, January 2, 2008 - Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) announced today that it has completed its acquisition of Westwind Partners, a full service, institutionally oriented, investment bank focused on the energy and mining sectors.

“I am pleased to announce the completion of our acquisition of Westwind and the appointment of Lionel F. Conacher, formerly Westwind’s CEO and President, as President of Thomas Weisel Partners,” said Thomas Weisel, CEO and Chairman. “The completion of this acquisition establishes Thomas Weisel Partners’ presence in the energy and mining sectors, expands our presence in Canada and Europe and represents a significant milestone in the building of the premier, global growth-focused investment bank.”

“Over the past three months professionals from both firms have been working to prepare for the integration of our two firms under the Thomas Weisel Partners brand. We will begin immediately leveraging the TWP brand in Canada and abroad in order to capitalize on the synergies that we expect from the combination of our firms,” said Lionel F. Conacher, President of Thomas Weisel Partners. “Already, our clients have seen how this combination can enhance the services we provide, and under our integration plan we will begin demonstrating the advantages that this transaction can produce.”

In connection with the integration of Westwind, Thomas Weisel Partners will more closely align the compensation practices of the two firms with one another and with industry practice by discontinuing the payment of mid-year retention bonuses. Thomas Weisel Partners will accelerate the payment of its 2008 mid-year retention bonuses, which were historically established at year end and paid in the following July, so that they become part of 2007 year-end bonuses, which are paid in February. Thomas Weisel Partners will record a one-time compensation expense in the fourth quarter of 2007 related to this change in compensation practice, as well as a one-time expense related to certain acquisition-related severance payments. The aggregate one-time charge associated with these matters is expected to total approximately $23.2 million and to reduce GAAP diluted earnings per share by approximately $0.50 per share for 2007.

Thomas Weisel Partners also is announcing selected preliminary fourth quarter 2007 financial results and estimates of the 2007 compensation ratio. In the fourth quarter of 2007, Thomas Weisel Partners estimates that its brokerage revenues increased by approximately $4 million to $34 million and its investment banking revenues increased by approximately $6 million to $32 million, in each case compared to the third quarter of 2007. A preliminary estimate of asset management revenue is not being provided because many of the inputs used to estimate the fair value of non-marketable investments are not available at this point following a completed quarter. In addition, Thomas Weisel Partners currently estimates that, as a percentage of net revenue (excluding investment gains and losses attributable to investments in partnerships and other securities), compensation and benefits expense (excluding expenses relating to equity awards made in connection with its initial public offering and the one-time compensation expenses described above) will be approximately 59.0% for 2007. Thomas Weisel Partners estimates that the one-time compensation expenses described above will increase the 2007 compensation ratio by approximately 9%.

About Thomas Weisel Partners Group, Inc.

Thomas Weisel Partners Group, Inc. is an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Thomas Weisel Partners Group, Inc. generates revenues from three principal sources: investment banking, brokerage and asset management. The investment banking group is comprised of two disciplines: corporate finance and strategic advisory. The brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. The asset management group consists of: private equity, public equity and distribution management. Thomas Weisel Partners is headquartered in San Francisco with additional offices in Baltimore, Boston, Calgary, Chicago, Cleveland, Denver, Montreal, New York, Portland, Silicon Valley, Toronto, London, Mumbai and Zurich. For more information, please visit www.tweisel.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, Thomas Weisel Partners’ ability to implement its strategic initiatives and achieve the expected benefits of the transaction with Westwind, integrate Westwind’s operations and retain its professionals, as well as competitive, economic, political, and market conditions and fluctuations, government and industry regulation, other risks relating to the transaction, including the effect of the completion of the transaction on the companies’ business relationships, operating results and business generally and other factors; in the case of the preliminary fourth quarter 2007 results reported, these factors also include, but are not limited to, completion of Thomas Weisel Partners’ financial statements for the quarter and year ended December 31, 2007. Some of the other factors are those that are discussed in (i) the Proxy Statement relating to the Westwind transaction, (ii) Item 1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and (iii) in our Quarterly Reports on Form 10-Q filed with the SEC thereafter. We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

Investor Relations Contact :	Media Contact :
Deborah Lightfoot	Amanda Gaines-Cooke
415-364-2500	415-364-2500
investorrelations@tweisel.com	amandagainescooke@tweisel.com